Exhibit 99.1
Chart Industries Reports 2013 Second Quarter Results

Cleveland, Ohio – July 30, 2013 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2013. Highlights include:

•	Sales up 24% from prior year quarter

•	Record D&S order intake of $222.1 million led by LNG demand

•	Record backlog of $664.0 million

•	Receives awards for small scale LNG production plant and ethylene plant

•	Announces new third quarter award in excess of $50 million to provide LNG equipment to PetroChina

Net income for the second quarter of 2013 was $20.0 million, or $0.64 per diluted share. This compares with net income of $17.9 million, or $0.59 per diluted share, for the second quarter of 2012. Second quarter 2013 earnings would have been $0.77 per diluted share excluding $4.8 million, or $0.11 per diluted share, of costs recorded in the quarter largely associated with the AirSep acquisition and flood damage in Europe, as well as a $0.02 per diluted share impact associated with Chart’s Convertible Notes (“Notes”) given Chart’s stock price performance.

The Notes have a dilutive effect on earnings per share when the average market price of the Company’s common stock exceeds the Notes’ conversion price of $69.03. Upon conversion, our hedge on the Notes protects against dilution up to $84.96 per share, but until conversion occurs, the hedge is considered anti-dilutive under Generally Accepted Accounting Principles (“GAAP”) and cannot be taken into account when computing earnings per share. Chart’s average common stock price was $87.43 in the second quarter, resulting in the inclusion of an additional 864,168 shares related to the Notes in the diluted earnings per share calculation for the quarter. If the hedge had been able to be considered under GAAP it would have reduced the additional shares by 754,886.

Second quarter 2012 earnings would have been $0.57 per share excluding $1.1 million, or $0.02 per diluted share, of net favorable earn-out adjustments partially offset by impairment charges and the write-off of deferred financing fees associated with the credit facility amendment in the prior year quarter.

Net sales for the second quarter of 2013 increased 24% to $298.3 million from $239.9 million in the comparable period a year ago. Gross profit for the second quarter of 2013 was $89.8 million, or 30.1% of sales, versus $74.1 million, or 30.9% of sales, in the comparable quarter of 2012.

“LNG and petrochemical opportunities around the globe are driving our business. LNG growth in China continues to lead the record quarterly orders in our Distribution and Storage (“D&S”) business, with LNG related orders in both North America and Europe also contributing to the strong performance and record backlog,” stated Sam Thomas, Chart’s Chairman, President and Chief

Executive Officer. “Orders in our Energy and Chemicals (“E&C”) business included equipment for an ethylene plant and the Noble Energy award announced today for an LNG production plant using Chart’s standard LNG plant design for small-scale liquefaction, which continues to highlight the opportunities we see in natural gas.”

Mr. Thomas continued, “The latest award for LNG equipment from PetroChina announced today is in excess of $50 million and will be included in third quarter 2013 orders and backlog. This is the third major award from PetroChina in the last several quarters and recognizes Chart as a leading international supplier due to our quality and product capabilities. We remain encouraged by LNG opportunities in all our markets.”

Backlog at June 30, 2013 was $664.0 million, a new record and up 13% from the March 31, 2013 level of $586.6 million. Orders for the second quarter of 2013 were $369.7 million and do not include the latest PetroChina award announced today, which will be reflected in third quarter 2013 orders and backlog.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2013 increased $17.2 million compared with the same period in 2012 to $51.9 million, or 17.4% of sales. The additional costs are primarily due to the AirSep acquisition, commissions due to the higher sales level, and employee-related costs as we pursue LNG-related growth opportunities. In addition, the prior year quarter included $4.4 million in favorable net earn-out adjustments associated with prior acquisitions, reducing that quarter’s SG&A expense.

Interest expense was $4.0 million for the second quarter of 2013, which included $2.4 million of non-cash accretion expense associated with the Company’s Notes. Therefore, cash interest was $1.6 million.

Income tax expense was $8.0 million for the second quarter of 2013 and represented an effective tax rate of 27.9%. The rate was lower in the current quarter due to the mix of foreign earnings being taxed at lower rates and the recognition of foreign tax loss carryforwards and other deferred tax assets given our recent strong operating performance in China.

Cash and short-term investments were $125.8 million at June 30, 2013, compared with $126.3 million at March 31, 2013. On July 1, 2013, the $250 million in Notes became convertible given Chart’s stock price performance. Since the Notes are currently convertible if holders elect to convert, the long-term debt component of the Notes was classified as a current liability and the equity component was classified as temporary equity in the Company’s condensed consolidated balance sheet. There have been no conversions to date.

SEGMENT HIGHLIGHTS

E&C segment sales increased 2.1% to $78.7 million for the second quarter of 2013 compared with $77.1 million for the same quarter in the prior year. E&C gross profit margin was 29.0% compared with 30.2% a year ago. Gross margins were lower due to project mix with the large base-load LNG projects accounting for a larger share of the mix. Margins were favorably impacted by approximately 2% due to recovery of project scope changes which negatively impacted margins in the first quarter of 2013 as well as several emergency short lead time opportunities in the current quarter.

D&S segment sales increased 29.7% to $147.2 million for the second quarter of 2013 compared with $113.4 million for the same quarter in the prior year. The increase was led by substantial growth in sales of LNG equipment. D&S gross profit margin was 28.4% in the quarter compared with 27.2% a year ago. Gross margins improved due to product mix and higher volume. Margins were negatively impacted by approximately 1% due to extensive flooding in Central Europe in early June that damaged inventory at our Czech Republic operations. The impact represents our insurance deductible; any losses in excess of the deductible are expected to be covered by insurance.
BioMedical segment sales increased 46.6% to $72.4 million for the second quarter of 2013 compared with $49.4 million for the same quarter in the prior year. This increase is due to the AirSep acquisition, completed during the third quarter of 2012, partially offset by continued weakness in the European market and uncertainty related to implementation of Medicare competitive awards in the United States this year. BioMedical gross profit margin decreased to 34.7% in the quarter compared with 40.4% for the same period in 2012. AirSep acquisition related costs, lower respiratory volume, and product mix contributed to the decline.
OUTLOOK

Based on year to date results, current order backlog, and business expectations, the Company is reaffirming its previously announced sales guidance, but tightening the range of its earnings guidance. Sales for 2013 are still expected to be in a range of $1.2 to $1.3 billion, but diluted earnings per share are now expected to be in a range of $3.10 to $3.40 per diluted share, on approximately 30.6 million weighted average shares outstanding. This excludes the impact of $0.15 per diluted share in anticipated AirSep acquisition costs and any dilution impact resulting from the Notes. This compares with previous earnings guidance of $3.00 to $3.40 per diluted share which excluded $0.10 per diluted share in anticipated AirSep acquisition costs and any dilution impact resulting from the Notes.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; fluctuations in energy prices; the potential for negative developments in the natural gas industry related to hydraulic fracturing; changes in government energy policy or the failure of expected changes in policy to materialize; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our ability to successfully manage our planned operational expansions; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company's international operations and transactions; challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; the Company’s ability to successfully integrate AirSep’s business; loss of key employees and deterioration of employee or labor relations; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; variability in operating results associated with unanticipated increases in warranty returns of Company products; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; potential dilution to existing holders of our common stock as a result of the conversion of our convertible notes, and the need to utilize our cash balances or credit facility to fund any cash settlement related to such conversions, and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its second quarter 2013 results on a conference call on Tuesday, July 30, 2013 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 17386836. The telephone replay will be available beginning 1:30 p.m. ET, Tuesday, July 30, 2013 until 11:59 p.m. ET, Friday, August 9, 2013.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster	or	Chris Rioux
Vice President, Chief Accounting		Manager of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		chris.rioux@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales	$298,266	$239,939	$571,914	$456,045
Cost of sales	208,460	165,810	402,658	314,359
Gross profit	89,806	74,129	169,256	141,686
Selling, general and administrative expenses (1)	51,905	34,726	99,109	75,352
Amortization expense	4,922	3,250	9,817	6,320
Impairment of intangible assets	—	3,070	—	3,070
Operating expenses	56,827	41,046	108,926	84,742
Operating income (2)	32,979	33,083	60,330	56,944
Other expenses:
Interest expense and financing costs amortization, net	4,304	4,245	8,621	8,528
Foreign currency loss	91	1,770	437	1,418
Other expenses, net	4,395	6,015	9,058	9,946
Income before income taxes	28,584	27,068	51,272	46,998
Income tax expense	7,981	8,932	14,561	14,710
Net income	20,603	18,136	36,711	32,288
Noncontrolling interest, net of taxes	603	200	1,176	269
Net income attributable to Chart Industries, Inc.	$20,000	$17,936	$35,535	$32,019
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.66	$0.60	$1.18	$1.08
Diluted	$0.64	$0.59	$1.15	$1.06
Weighted average number of common shares outstanding:
Basic	30,249	29,797	30,143	29,695
Diluted	31,428	30,200	31,000	30,130

(1) Includes $4,382 credit to income on net favorable acquisition related earn-out adjustments associated with prior acquisitions for the three months ended June 30, 2012.

(2) Includes depreciation expense of $5,127 and $10,146 for the three and six months ended June 30, 2013, respectively, and $4,085 and $8,238 for the three and six months ended June 30, 2012, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Cash Provided by (Used) In Operating Activities	$34,020	$4,247	$10,382	$(4,925)
Investing Activities
Capital expenditures	(17,148)	(10,457)	(29,226)	(16,802)
Acquisition of business, net of cash acquired	(3,032)	—	(3,032)	—
Net Cash Used In Investing Activities	(20,180)	(10,457)	(32,258)	(16,802)
Financing Activities
Proceeds from long-term debt	—	21,375	—	21,375
Borrowings on revolving credit facilities	51,253	—	100,231	—
Repayments on revolving credit facilities	(65,273)	—	(97,011)	—
Principal payments on long-term debt	(938)	(938)	(1,876)	(2,563)
Payment of deferred financing costs	—	(1,458)	—	(1,458)
Proceeds from exercise of stock options	549	118	4,462	1,843
Excess tax benefit from share-based compensation	89	—	4,472	6,355
Common stock repurchases	(24)	(18)	(1,903)	(4,491)
Distribution to noncontrolling interest	(1,369)	—	(1,369)	—
Net Cash (Used In) Provided By Financing Activities	(15,713)	19,079	7,006	21,061
Effect of exchange rate changes on cash	1,387	(680)	(846)	(1,486)
Net (decrease) increase in cash and cash equivalents	(486)	12,189	(15,716)	(2,152)
Cash and cash equivalents at beginning of period	126,268	242,520	141,498	256,861
Cash And Cash Equivalents At End of Period	$125,782	$254,709	$125,782	$254,709

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$125,782	$141,498
Other current assets	480,480	414,926
Property, plant and equipment, net	189,110	169,776
Goodwill	399,780	398,941
Identifiable intangible assets, net	181,164	189,463
Other assets, net	14,366	13,237
TOTAL ASSETS	$1,390,682	$1,327,841

LIABILITIES AND EQUITY
Current liabilities (1)	$482,787	$273,775
Long-term debt	66,563	252,021
Other long-term liabilities	93,794	102,262
Convertible notes conversion feature (1)	61,587	—
Equity	685,951	699,783
TOTAL LIABILITIES AND EQUITY	$1,390,682	$1,327,841

(1) As a result of meeting one of the events for early conversion as defined in the Indenture of our $250,000 convertible notes, the $188,413 liability component was classified as a current liability, and the $61,587 was classified as temporary equity representing the convertible notes debt conversion feature in our Condensed Consolidated Balance Sheet as of June 30, 2013.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales
Energy & Chemicals	$78,716	$77,129	$159,577	$145,953
Distribution & Storage	147,156	113,434	275,889	218,526
BioMedical	72,394	49,376	136,448	91,566
Total	$298,266	$239,939	$571,914	$456,045
Gross Profit
Energy & Chemicals	$22,854	$23,320	$43,781	$45,009
Distribution & Storage	41,855	30,842	78,357	60,290
BioMedical	25,097	19,967	47,118	36,387
Total	$89,806	$74,129	$169,256	$141,686
Gross Profit Margin
Energy & Chemicals	29.0%	30.2%	27.4%	30.8%
Distribution & Storage	28.4%	27.2%	28.4%	27.6%
BioMedical	34.7%	40.4%	34.5%	39.7%
Total	30.1%	30.9%	29.6%	31.1%
Operating Income (Loss)
Energy & Chemicals	$14,914	$14,536	$27,733	$27,728
Distribution & Storage	23,393	17,674	42,682	34,499
BioMedical	8,752	11,948	15,505	18,447
Corporate	(14,080)	(11,075)	(25,590)	(23,730)
Total	$32,979	$33,083	$60,330	$56,944

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30, 2013	March 31, 2013
Orders
Energy & Chemicals	$77,892	$38,807
Distribution & Storage	222,053	132,774
BioMedical	69,746	72,002
Total	$369,691	$243,583
Backlog
Energy & Chemicals	$322,827	$322,936
Distribution & Storage	310,459	231,141
BioMedical	30,727	32,512
Total	$664,013	$586,589

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended June 30,
	2013	2012
Earnings per diluted share	$0.64	$0.59
Acquisition earn-out adjustment	—	(0.10)
Impairment charges and disposal of assets	—	0.07
Inventory write-up to fair value	0.06	—
Severance/retention	0.03	—
Flood damage	0.02	—
Dilution impact of convertible notes	0.02	—
Other	—	0.01
Adjusted earnings per diluted share	$0.77	$0.57